AMENDMENT TO STOCKHOLDER AGREEMENT
This AMENDMENT (the “Amendment”) to the Stockholder Agreement dated as of July 2, 2018 (the “Agreement”) by and among Plantronics, Inc., a Delaware corporation (the “Company”), and Triangle Private Holdings II, LLC, a Delaware limited liability company (“Siris”) is made and entered into as of February 10, 2020 by and between the Company and Siris. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to them in the Agreement.
WITNESSETH:
WHEREAS, the Company and Siris desire to amend certain terms of the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.01. Standstill. Section 4.02(a)(i)(A) of the Agreement is amended and restated in its entirety as follows:
“(i) (A) acquire any additional shares of Common Stock, including through the acquisition of Beneficial Ownership of Common Stock, provided that Siris and its Affiliates may purchase additional shares of Common Stock in open market transactions, including broker transactions or block trades, so long as immediately following any such purchase Siris’ percentage ownership interest in the Company (calculated based on the number of shares of Common Stock Beneficially Owned by Siris and its Affiliates and the total number of Shares of Common Stock then reported by the Company to be outstanding in the Company’s most recently available Exchange Act filing with the SEC as of the date and time of such purchase) does not exceed 19.99%, provided further, that any such shares purchased shall be subject to the Lock-Up Restriction until the two (2) year anniversary of the date of the Agreement, provided further that any such shares purchased shall be considered “Shares” for all purposes pursuant to the Agreement, provided, however, that any such shares purchased will not be considered “Registrable Securities” for purposes of Section 2.01, but the Company shall, upon the written request of Siris, either amend the Shelf Registration Statement or file another registration statement under the Securities Act, in each case to include the registration of such shares not later than the later of (x) the date forty-five (45) days following any such request and (y) the date thirty (30) days prior to the two (2) year anniversary of the date of the Agreement,”
SECTION 1.02. Agreement as Amended. All references to the “Agreement” set forth in the Agreement shall be deemed to be references to the Agreement as amended by this Amendment.
SECTION 1.03. Confirmation of the Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Agreement remain unmodified and in full force and effect. The applicable provisions of Section 7.01 through and including Section 7.15 of the Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PLANTRONICS, INC.

By:	/s/ Mary Huser
Name:	Mary Huser
Title:	Executive Vice President and Chief Legal and Compliance Officer

TRIANGLE PRIVATE HOLDINGS II, LLC

By:	/s/ Peter Berger
Name:	Peter Berger
Title:	Authorized Signatory